STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (the "Agreement") is made as of November 1, 2004, by and between Bickhams Media, Inc., a Delaware corporation ("BMI") and a 100% owned subsidiary of ROO Group, Inc., a Delaware corporation ("ROO"), ROO, and Daniel and Vardit Aharonoff ("DVA").

                              W I T N E S S E T H:

      WHEREAS, DVA is the owner of 50% of the shares (the "VideoDome Shares") of the common stock, par value $.0001, of VideoDome.com Networks Inc. ("VideoDome"), a Delaware corporation, which VideoDome Shares consist of all of the outstanding capital stock of VideoDome not owned by BMI; and

      WHEREAS, BMI desires to purchase from DVA and DVA desires to sell to BMI, the VideoDome Shares upon the terms and conditions hereinafter set forth.

      NOW THEREFORE, in consideration of the mutual covenants and promises herein contained and upon the terms and conditions hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

      1. PURCHASE AND SALE OF THE VIDEODOME SHARES.

      Purchase and Sale. Upon the terms and conditions herein contained, at the Closing (as hereinafter defined), DVA agrees to sell the VideoDome Shares to BMI and BMI agrees to purchase the VideoDome Shares from DVA, free and clear of all liens, claims, pledges, mortgages, restrictions, obligations, security interests and encumbrances of any kind, nature and description.

      2. CONSIDERATION.

      Purchase Price. The purchase price for the VideoDome Shares (the "Purchase Price") shall be as follows:

      (a) Five Million (5,000,000) shares of common stock of ROO (the "Initial ROO Shares") issued on the Closing Date;

      (b) $220,000 in cash payable upon meeting jointly agreed milestones as described in Exhibit A attached hereto; and

      (c) Three Million (3,000,000) shares of common stock of ROO (the "Additional ROO Shares") issued upon reaching agreed milestones as described in Exhibit A attached hereto.

      3. CLOSING.

      3.1 Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place within ten (10) business days of the execution of this Agreement, at the offices of Sichenzia Ross Friedman Ference LLP, 1065 Avenue of the Americs, New York, New York 10018 (hereinafter the "Closing Date").

      3.2 Deliveries by DVA. (a) At the Closing, DVA shall deliver to BMI, certificates representing the VideoDome Shares and executed stock power(s) or other documents satisfactory to BMI permitting transfer to BMI of the VideoDome Shares.

            (b) At the Closing, DVA shall also deliver to BMI executed Lock Up Agreements substantially in the form attached hereto as Exhibit B, signed separately by Daniel Aharonoff and Vardit Aharonoff.

      3.3 Delivery by ROO. At the Closing, ROO shall deliver to DVA the Initial ROO Shares.

      4. REPRESENTATIONS AND WARRANTIES OF DVA. DVA hereby represents and warrants to BMI and ROO as follows:

      4.1 Organization. VideoDome is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      4.2 Authorization; Performance. The execution, delivery and performance of this Agreement have been duly authorized by VideoDome's Board of Directors. VideoDome has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement constitutes a valid and legally binding obligation of VideoDome, enforceable in accordance with its terms and conditions except to the extent the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights or by general equitable principles.

      4.3 Shares Validly Issued. Upon the issuance and delivery of the VideoDome Shares in accordance with the terms and conditions set forth herein, the VideoDome Shares shall be validly issued, fully paid and non-assessable.

      4.4 Capitalization. The VideoDome Shares represent all of the issued and outstanding shares of capital stock of VideoDome no currently owned by BMI. There are no outstanding rights, options or warrants to purchase any shares of capital stock of VideoDome.

      4.5 Liens. The VideoDome Shares are being transferred to BMI free and clear of any liens, claims, charges, rights, restrictions, options, preemptive rights, mortgages, deeds of trust, easements, leases, hypothecations, assessments, pledges, encumbrances, claims of equitable interest or security interests of any kind or nature whatsoever excluding the Avenue Group Inc promissory note.

      4.6 Investment Intent. DVA is acquiring the Initial ROO Shares and the Additional ROO Shares for their own account, for investment purposes only and not with a view to resale or other distribution thereof, nor with the intention of selling, transferring or otherwise disposing of all or any part of such Initial ROO Shares and Additional ROO Shares, or any interest therein, for any particular price, or at any particular time, or upon the happening of any particular event or circumstances, except selling, transferring, or disposing of such Initial ROO Shares and Additional ROO Shares made in full compliance with all applicable provisions of the Securities Act of 1993 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, all as amended; and DVA acknowledge that the Initial ROO Shares and Additional ROO Shares must be held indefinitely unless they are subsequently registered under the Securities Act, or an exemption from such registration is available.

      4.7 Investment Experience. DVA has sufficient knowledge and experience of financial and business matters, is able to evaluate the merits and risks of purchasing the Initial ROO Shares and Additional ROO Shares and has had substantial experience in previous private and public purchases of securities.

      4.8 Reliance on Representations. DVA has not relied upon any representations or other information (whether oral or written) from BMI or ROO, or any of their respective officers, directors, employees or agents other than as expressly set forth herein.

      4.9 Ownership of VideoDome Shares. DVA is the sole beneficial owner of the VideoDome Shares, and owns the VideoDome Shares free and clear of all mortgages, pledges, restrictions, liens, charges, encumbrances, security interests, obligations or other claims.

      4.10 Ownership of Properties. All intellectual property relating to all applications developed by VideoDome or by DVA for VideoDome, and all domain names, business plans, equipment, and software used to operate and develop VideoDome's products and solutions, are owned by VideoDome free and clear of all mortgages, pledges, restrictions, liens, charges, encumbrances, security interests, obligations or other claims.

      5. REPRESENTATIONS AND WARRANTIES OF BMI. BMI hereby represents, warrants and acknowledges to DVA as follows:

      5.1 Organization. BMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      5.2 Authorization; Performance. The execution, delivery and performance of this Agreement have been duly authorized by BMI's Board of Directors. BMI has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement constitutes a valid and legally binding obligation of BMI, enforceable in accordance with its terms and conditions except to the extent the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights or by general equitable principles.

      5.3 Investment Intent. BMI is acquiring the VideoDome Shares for its own account, for investment purposes only and not with a view to resale or other distribution thereof, nor with the intention of selling, transferring or otherwise disposing of all or any part of such VideoDome Shares, or any interest therein, for any particular price, or at any particular time, or upon the happening of any particular event or circumstances, except selling, transferring, or disposing of such VideoDome Shares made in full compliance with all applicable provisions of the Securities Act and the Exchange Act, and the Rules and Regulations promulgated by the Securities and Exchange Commission thereunder, all as amended; and BMI acknowledges that the VideoDome Shares must be held indefinitely unless they are subsequently registered under the Securities Act, or an exemption from such registration is available.

      5.4 Reliance on Representations. BMI has not relied upon any representations or other information (whether oral or written) from DVA or VideoDome, or any of their officers, directors, employees or agents other than as expressly set forth herein.

      6. REPRESENTATIONS AND WARRANTIES OF ROO. ROO hereby represents and warrants to DVA as follows:

      6.1 Organization. ROO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      6.2 Authorization; Performance. The execution, delivery and performance of this Agreement have been duly authorized by ROO's Board of Directors. ROO has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement constitutes a valid and legally binding obligation of ROO, enforceable in accordance with its terms and conditions except to the extent the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights or by general equitable principles.

      6.3 Shares Validly Issued. Upon the issuance and delivery of the Initial ROO Shares and the Additional ROO Shares in accordance with the terms and conditions set forth herein, the Initial ROO Shares and the Additional ROO Shares shall be validly issued, fully paid and non-assessable.

      6.4 Reliance on Representations. ROO has not relied upon any representations or other information (whether oral or written) from DVA or VideoDome, or any of their officers, directors, employees or agents other than as expressly set forth herein.

      7. POST-CLOSING COVENANTS.

      7.1 Employment Agreements. Upon signing this Agreement, DVA shall sign employment agreements with ROO or a designated subsidiary of ROO.

      7.2 Resignations; Appointment of Directors. Immediately following Closing, DVA shall deliver to ROO the resignations of all of the then serving members of the Board of Directors and officers of VideoDome. Upon receiving such resignations, ROO shall cause BMI to appoint Robert Petty and Robin Smyth to the Board of Directors of VideoDome.

      7.3 Corporate Records. As soon as practicable after the Closing, but in no event later than five business days after the Closing, DVA shall deliver to BMI the corporate minute books for VideoDome and original or certified copies of such other VideoDome corporate documents and files as BMI may reasonably request.

      7.4 Further Assurances. After the Closing, at the request of any party, the other parties shall execute, acknowledge and deliver, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and take such other action as may be reasonably requested to consummate the transactions contemplated by this Agreement.

8. Indemnification

      8.1 Obligation of DVA to Indemnify. Subject to the limitations of this
Section 8, DVA shall indemnify, defend and hold harmless BMI and its directors, officers, equity holders, agents, affiliates, successors and permitted assigns (collectively, "BMI's Related Indemnitees") or each of them from and against, and shall pay and/or reimburse the foregoing persons for, any and all losses, liabilities, claims, obligations, damages and costs and expenses (including reasonable attorneys' fees and disbursements and other costs incurred or sustained by an Indemnitee (as defined below) in connection with the investigation, defense or prosecution of any such claim or any action or proceeding between the Indemnitee and the Indemnifying Party (as defined below) or between the Indemnitee and any third party or otherwise), whether or not involving a third-party claim (collectively, "Losses"), relating to or arising out of the breach of any representation, warranty, covenant or agreement of DVA hereunder.

      8.2 Obligation of BMI to Indemnify. Subject to the limitations of this
Section 8, BMI shall indemnify, defend and hold harmless DVA and their, agents, affiliates, successors and permitted assigns from and against, and shall pay and/or reimburse the foregoing persons for, any and all Losses relating to or arising out of the breach of any representation, warranty, covenant or agreement of BMI contained in this Agreement.

      8.3 Notice to Indemnifying Party. If any party (the "Indemnitee") receives notice of any claim or the commencement of any action or proceeding with respect to which the other party (or parties) is obligated to provide indemnification (the "Indemnifying Party") pursuant to Sections 8.1 or 8.2 hereof, the Indemnitee shall give the Indemnifying Party written notice thereof within a reasonable period of time following the Indemnitee's receipt of such notice. Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Losses that have been or may be sustained by the Indemnitee. The Indemnifying Party may, subject to the other provisions of this Section 8.3, compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee in respect of a third-party claim. If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within 30 days (or sooner, if the nature of the asserted liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee, shall reasonably cooperate, at the request and reasonable expense of the Indemnifying Party, in the compromise of, or defense against, such asserted liability. The Indemnifying Party will not be released from any obligation to indemnify the Indemnitee hereunder with respect to a claim without the prior written consent of the Indemnitee, unless the Indemnifying Party delivers to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to or injunctive relief against the Indemnitee and a complete release of the Indemnitee with respect thereto. The Indemnifying Party shall have the right to conduct and control the defense of any third-party claim made for which it has been provided notice hereunder. All costs and fees incurred with respect to any such claim will be borne by the Indemnifying Party. The Indemnitee will have the right to participate, but not control, at its own expense, the defense or settlement of any such claim; provided, that if the Indemnitee and the Indemnifying Party shall have conflicting claims or defenses, the Indemnifying Party shall not have control of such conflicting claims or defenses and the Indemnitee shall be entitled to appoint a separate counsel for such claims and defenses at the cost and expense of the Indemnifying Party. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably required for such defense.

      8.4 Adjustment to Indemnification. Notwithstanding anything contained in this Section 8 to the contrary, no Indemnifying Party will be obligated to indemnify an indemnified person and hold them harmless from and against any punitive, consequential or indirect damages, or any asserted or established claim for any damages which provides for recovery based on any multiple of losses, multiple of lost profits or multiple of lost anticipated profits. The determination of any loss for which indemnification may be claimed under this
Section 8 shall be net of any tax (or other) benefit derived, insurance proceeds or third party reimbursement received or recoverable (but adjusted for any tax incurred as a result of the receipt of such amounts) by the party bearing such liability, claim, lien, encumbrance, charge, fine or penalty as a result thereof. The sole remedy of the parties hereto for any and all claims of the nature described in this Section 8 hereof shall be the indemnity set forth in such section.

9. Miscellaneous

      9.1 Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. Except as otherwise set forth herein, this Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      9.2 Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, or transmitted by telecopy or telex, or upon receipt after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made, at the following addresses (or such others as shall be provided in writing hereinafter):

                  (a)      If to DVA, to:
                           Daniel Aharonoff
                           16501 Alyse Ct.
                           Encino, CA 91316
                           Facsimile: 818-986-4163

                  (b)      If to BMI or ROO,to:
                           Robert Petty
                           c/o ROO Group, Inc.
                           62 White St
                           New York, New York 10013
                           Facsimile: 801 749 5756

                           with a copy to:
                           Richard A. Friedman, Esq.
                           Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                           New York, New York 10018
                           Facsimile: 212 930 9725

      9.3 Entire Agreement. This Agreement along with the Exhibits hereto constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous representations, warranties, agreements and understandings in connection therewith. Except as otherwise provided in this Section 9.3, this Agreement may be amended only by a writing executed by all parties hereto. No party shall be liable or bound to the other in any manner by any warranties, representations or covenant except as specifically set forth herein.

      9.4 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

      9.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

      9.6 Governing Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of New York, without giving effect to the conflicts of law principles thereof, and shall be binding upon and shall inure to the benefit of the parties and their respective heirs, estate, legal representatives, successors and assigns.

      9.7 Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

      9.8 Arbitration. (a) Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement, or the breach, termination or validity thereof, except for claims for equitable, including injunctive, relief, shall be finally settled by arbitration conducted in accordance with this Section. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the "AAA") in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York, NY. Each party hereby irrevocably submits to the jurisdiction of the arbitrator in New York, NY and waives any defense in an arbitration based upon any claim that such party is not subject personally to the jurisdiction of such arbitrator, that such arbitration is brought in an inconvenient forum or that such venue is improper.

      (b) The arbitration shall be conducted by one arbitrator, who shall be appointed by the AAA. The arbitrator shall have the authority only to enforce the legal and contractual rights of the parties and shall not add to, modify, disregard, or refuse to enforce any contractual provision. There shall be no pre-arbitration discovery. The parties acknowledge and agree that by entering into this Agreement they are agreeing to this arbitration provision and are waiving all rights to a trial by jury. The arbitral award shall be in writing and shall be final and binding on the parties. The award shall include an award of costs, including the fees and costs of the arbitrators and reasonable attorneys' fees and disbursements in accordance with the arbitrator's view of the merits of the parties' respective positions in the dispute. Except upon a finding of actual fraud, intentional or knowing misrepresentation, willful and knowing omissions of material fact or willful misconduct, no such award shall include punitive damages. Judgment upon the award may be entered by any governmental authority having jurisdiction thereof or having jurisdiction over the parties or their assets.

      9.9 Survival. All representations and warranties of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of two years after Closing.

      9.10 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing executed by the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                                     ROO Group, Inc.

                                                      /s/ Robert Petty
                                                     ---------------------------
                                                     By: Robert Petty
                                                     Its: CEO

                                                     Bickhams Media, Inc.

                                                      /s/ Robert Petty
                                                     ---------------------------
                                                     By: Robert Petty
                                                     Its: CEO

                                                      /s/ Daniel Aharonoff
                                                     ---------------------------
                                                     By:  Daniel Aharonoff

                                                      /s/ Vardit Aharonoff
                                                     ---------------------------
                                                     By:  Vardit Aharonoff

                                    Exhibit A

   Milestone                                                                           Cash Payment        Shares
  -----------------------------------------------------------------------------       --------------      ----------
1 Commercial Launch Embedded player & Music Player                                      $ 100,000          1,000,000

2 Commercial Launch of combined platform ROO Media and VideoDome Media Manager
  platform                                                                              $ 100,000          2,000,000


3 Platform Delivering 50,000,000 video views for 2 consecutive months
  excluding Mini player views                                                           $  20,000

  Total                                                                                 $ 220,000          3,000,000

                                    Exhibit B

                                Lock Up Agreement

         The undersigned hereby agrees that he, she or it will not, directly or indirectly, agree or offer to sell, sell, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute or otherwise encumber or dispose of the Initial ROO Shares (as defined in the Stock Purchase Agreement made as of October __, 2004, by and between Bickhams Media, Inc., ROO Group, Inc., and Daniel and Vardit Aharonoff) or the Additional ROO Shares (as defined in the Stock Purchase Agreement made as of October __, 2004, by and between Bickhams Media, Inc., ROO Group, Inc., and Daniel and Vardit Aharonoff) until the earlier of: (a) two years from the respective issuance(s) of the Initial ROO Shares and the Additional ROO Shares; or (b) the date that holders of certain Callable Secured Convertible Notes (the "Notes") and Stock Purchase Warrants (the "Warrants"), issued by ROO Group, Inc. on September 10, 2004, no longer hold the Notes and the Warrants and no longer beneficially own any shares of common stock of ROO Group, Inc. issuable upon conversion or exercise of the Notes or the Warrants, without the prior written consent of such holders of the Notes and the Warrants.

         In order to enable the aforesaid covenants to be enforced, the undersigned hereby consents to the placing of legends and/or stop-transfer orders with the transfer agent of the securities of ROO Group, Inc. with respect to any of the Initial ROO Shares and Additional ROO Shares registered in the name of the undersigned or beneficially owned by the undersigned.
Dated:   November 1, 2004

                                   Signature

                                    /s/ Daniel Aharanoff
                                   ---------------------------------------------
                                   Address:
                                           ------------------------------------
                                   City, State, Zip Code:
                                                         -----------------------


                                   Print Social Security Number
                                   or Taxpayer I.D. Number